                                                                  Exhibit 99.2
                                 NEWS RELEASE

FOR IMMEDIATE RELEASE:  March 16, 1998

National Auto Credit, Inc.


     (Cleveland, Ohio. March 16, 1998). National Auto Credit, Inc.
(NYSE:NAK) announced today that it filed a Form 8-K with the Securities and Exchange Commission relating to the previously disclosed resignation of three of its directors (who served on the prior Special Committee of the Board Of Directors). On March 9, 1998, the Special Committee reported on its investigation of information provided by Deloitte & Touche, LLP, the Company's former auditors. Upon delivery of that report, the Special Committee that issued it ceased to exist pursuant to the resolutions that created the Special Committee and the positions of Chairman and President were reinstated to Messrs. Frankino and Bronchetti, respectively.

     The report did not reach any conclusions with respect to proof of wrongdoing by the Company's officers or employees, nor did it reach any conclusions regarding any impact on the Company's financial statements or public reporting.

     Each of the former directors, J. Hunter Brown, Noah T. Herndon and Per
E. Hoel, issued resignation letters dated March 10, 1998. The resignation letters state in part that "[a]t a Special Meeting of the Board of Directors held March 9, 1998, the three members of the Special Committee proposed that, in order to restore the Company's credibility and thereby preserve its viability, the Board should request the resignations of Sam Frankino, Chairman, and Robert J. Bronchetti, President, and should also request Mr. Frankino, the Company's majority shareholder, to place his shares in a voting trust. The four remaining directors, Mr. Frankino, Mr. Bronchetti, [Mr.] John Gleason and [Mr.] James McNamara, voted against adoption of resolutions to this effect."

     Based upon information available to them, a majority of the directors questioned the foundation and appropriateness of certain of the recommendations made by the former Special Committee.

     On the evening of Monday, March 9, 1998, subsequent to the above-referenced resignations, a second meeting of the Board of Directors was convened. At that meeting, the Board of Directors accepted the resignation of Mr. Bronchetti as an officer and director, and authorized the continued engagement of a management search firm to assist in the search for qualified individuals to fill certain key management positions, including President and Chief Executive Officer.

     The Company has been informed by the New York Stock Exchange, Inc. that it intends to suspend trading in the Common Stock of the Company prior to the opening of trading on March 16, 1998, and that, following suspension, application will be made to the Securities and Exchange Commission to delist the Common Stock of the Company. The Company stated that it regrets the action by the NYSE and intends to appeal the decision, or, alternatively, seek listing privileges on another stock exchange or market. On March 11, 1998, the Company received notice that the SEC had issued a formal order of private investigation of the Company. The Company also stated that it will fully assist and cooperate with all authorities regarding the Company.

     As previously disclosed on March 9, 1998, a new standing Special
Committee was created, consisting of, Mr. John Gleason, Mr. James McNamara and Mr. William Marshall, all of whom will comprise the Compensation Committee of the Board. The members of the Audit Committee are Messrs. McNamara and Marshall.


The statements contained in this release that are not purely historical are forward looking statements within the meaning of the Securities and Exchange Act of 1934. Among the factors that could cause actual results to differ materially from the forward looking statements are the potential for greater than anticipated non-performing contracts, the potential for lower than anticipated recoverability of amounts advanced to the Company's member dealers, availability of funds under the Company's financing arrangements, and other factors as discussed in the Company's reports filed with the Securities and Exchange Commission.